NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports 16% Adjusted EBITDA Gain for the First Quarter Of 2015

Spartanburg, South Carolina, April 27, 2015...Synalloy Corporation (NASDAQ Global Market:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, and specialty chemicals and the master distribution of seamless carbon pipe and tube, announces that the first quarter of 2015 produced net sales of $51,648,000, an increase of $1,852,000 or 4% when compared to net sales from continuing operations for the first quarter of 2014 of $49,796,000. For the first quarter of 2015 the Company recorded net income of $3,638,000, or $0.42 per share compared to net income from continuing operations of $2,249,000, or $0.26 per share for the same quarter in the prior year.
On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the 2014 financial statements as part of the Metals Segment.
On November 21, 2014, the Company entered into a Stock Purchase Agreement with The Davidson Corporation, a Delaware corporation, to purchase all of the issued and outstanding stock of Specialty Pipe & Tube, Inc., a Delaware corporation ("Specialty"). The financial results for Specialty are included in the first quarter's operating results of 2015 for the Company's Metals Segment.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from net income and earnings per share. Adjusted Net Income, a non-GAAP financial measure, represents reported income before income taxes and eliminates discontinued operations, the effect of inventory gains and losses from changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, the Palmer earn-out adjustment and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally, a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes this non-GAAP measurement to present a more meaningful picture of core operations. The Adjusted Net Income for the first quarter of 2015 was $2,931,000, or $0.34 per share, compared to the first quarter of 2014 of $2,725,000, or $0.31 per share.
Earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, the Palmer earn-out adjustment and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure, increased $945,000 or 16% to $6,752,000 in the first quarter of 2015, or $0.77 per share from $5,807,000, or $0.67 per share for the first quarter of the prior year.
Metals Segment
Sales for the first quarter of 2015 totaled $35,461,000, an increase of $2,100,000 or 6% from $33,361,000 for sales from continuing operations for the same quarter last year. The increase for the first quarter was entirely due to including Specialty's sales in the Metals Segment in 2015. Storage tank sales decreased 20% for the first quarter of 2015 when compared to the same period of the prior year. Pipe sales decreased 10% for the first quarter of 2015 when compared to sales from continuing operations for the prior year.
The shortfall in storage tank sales for the first quarter of 2015 when compared to 2014 resulted from severe weather experienced during January and February of 2015 where ice and heavy rain in west Texas prevented the delivery and installation of several tank batteries. The decrease in pipe sales for the first quarter resulted from a 1% increase in average unit volumes offset by an 11% decrease in average selling prices. In the first quarter, the Metals Segment experienced non-commodity pipe unit volume decreasing 13% while commodity unit pipe volume increased 9%. Selling prices for non-commodity pipe decreased approximately 20% while commodity pipe selling prices increased approximately 11%. The non-commodity price decrease was largely attributable to mix differences between the periods.
The Metals Segment's operating income was $3,116,000 for the first quarter of 2015 compared to operating income from continuing operations of $3,041,000 for the first quarter of 2014. Operating income was impacted by the following factors:

a)	Specialty's operating income was included in the first quarter of 2015;

b)	As mentioned earlier, the ice and rain in west Texas resulted in several lost shipping days. The weather also slowed drill site development, causing several customers to delay their shipments;

c)	As mentioned above, BRISMET's product mix changed significantly in 2015; and

d)
As a result of fluctuations in nickel prices, the Company experienced an inventory loss of approximately $1,030,000 at BRISMET for the first quarter of 2015 compared to an inventory loss of approximately $649,000 for the first quarter of 2014. Nickel decreased 13% during the first quarter of 2015 compared to a 13% increase during the first quarter of 2014.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the first quarter of 2015 were $16,187,000, which represented a 2% decrease from $16,435,000 for the same quarter of 2014. Overall selling prices decreased 8% for the first quarter of 2015 when compared to the same period of 2014 due in part to a decrease in oil based raw material prices that is reflected in the selling prices at Manufacturers Chemicals. Selling prices also decreased due to generally lower average selling prices at CRI Tolling which resulted from a higher concentration of customer supplied raw materials. Pounds shipped for the Specialty Chemicals Segment increased 7% for the first quarter of 2015 compared to 2014 as CRI Tolling ramped up business for two of its major customers. Operating income for the first quarter of 2015 and 2014 was $1,461,000 and $1,641,000, respectively, a decrease of 11%. Lower sales at Manufacturers Chemicals combined with higher costs associated with the production increases in the areas of direct labor, depreciation and utilities at CRI Tolling resulted in the decrease in operating income for 2015.
Other Items
Unallocated corporate expenses for the first quarter of 2015 increased $125,000 to $1,022,000 (2.0% of sales) compared to $897,000 (1.8% of sales) for the first quarter of 2014. The first quarter increase resulted from higher professional fees, additional manpower in IT to support the Company's growth initiatives and the annual corporate wage rate increases.
Acquisition costs during the first quarter of 2015 represents professional fees associated with the Specialty acquisition.
Interest expense for the first quarter of 2015 was $359,000 compared to $266,000 for the first quarter of 2014. The increase resulted from the additional borrowings associated with the Specialty acquisition. On November 21, 2014, the Company amended its credit agreement to add a $10,000,000, five-year, variable rate term loan with equal monthly principal payments over the life of the loan. The Company's current credit facility was increased by $15,000,000 to a maximum of $40,000,000 and the maturity date extended to November 21, 2017.
Also, the change in the fair value of the interest rate swap contracts increased unallocated expenses for the first quarters of 2015 and 2014 by $169,000 and $119,000, respectively.
At the end of the first quarter of 2015, management reviewed the reserve for Palmer’s third year earn-out payment and does not expect the threshold EBITDA target of $5.825 million to be achieved. During the first quarter of 2015, the Company recorded a favorable adjustment at the parent company level of $2,483,000 to eliminate Palmer's remaining earn-out liability.
The Company's cash balance increased $175,000 during the first quarter of 2015 from $27,000 at the end of 2014 to $202,000 as of April 4, 2015.

a)
Net accounts receivable decreased approximately $312,000 at April 4, 2015 when compared to the prior year end which resulted from the collection of a large receivable associated with Ram-Fab and focused collections on Specialty receivables, especially in the Houston market. All other facilities showed increases in net accounts receivable;

b)
Net inventories increased $4,984,000 as of April 4, 2015 compared to the end of 2014 as a result a raw material purchases by BRISMET and Specialty during the first quarter of 2015 to support future sales;

c)
Accounts payable decreased $8,977,000 as of April 4, 2015 from the prior year end due to the timing of the aforementioned raw material purchases by BRISMET. Large inventory purchases were made in December 2014 which remained in accounts payable at year-end. During 2015, the inventory increase was spread over the entire quarter which allowed many of the purchases to be paid during the first quarter of 2015; and

d)	Capital expenditures for the first quarter of 2015 were approximately $1,916,000.
These items, combined with the cash generated through operations, resulted in the Company having approximately $44,875,000 of bank debt outstanding as of April 4, 2015. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at April 4, 2015.

Outlook
The two main factors that affect the Company's outlook for the remainder of 2015 are low nickel and oil prices.
Nickel prices, which result in stainless steel surcharges, peaked during mid-May of 2014, with an increase of approximately 50% from the end of 2013. Since then, nickel prices have fallen significantly with nickel decreasing an additional 13% during the first quarter of 2015. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. Nickel prices are currently extremely low and it is management's opinion that they should be near the bottom of the cycle. If this prolonged drop in nickel prices turns in 2015, we will see a favorable effect on sales and profitability at BRISMET.
Lower oil prices affect our storage tank and a portion of our carbon pipe distribution facilities. Should oil prices remain at or fall below their current levels, sales for storage tanks and carbon pipe will be negatively affected in the second quarter of 2015. Palmer and Specialty introduced new product lines which may help to mitigate any declining sales in existing product lines.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. Special project and overall backlog is strong at BRISMET, with many large diameter and special alloy projects in the pipeline. International inquiries, which are comprised mainly of special alloy products, are on the rise. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe. Our market position remains strong in the commodity pipe market, and we continue to see strong order activity in special alloys. Gulf coast activity remains vigorous for chemical, petro-chem and fertilizer end-user applications.
The storage tank backlog was $10,792,000 at April 4, 2015 and $12,229,000 at January 3, 2015.
The Specialty Chemicals Segment's sales and profitability should continue to show improvement into the second quarter of 2015 as new business opportunities are pursued at both Manufacturers Chemicals and CRI Tolling. At CRI Tolling, production will continue to exceed prior year levels to support the BioBased Technologies' agreement that was announced during 2014. The Company expects sales levels to improve throughout the remainder of 2015 as a result of the continued increase in new business at CRI Tolling, aggressive product pricing, increased growth in sales to direct customers and identifying new sales opportunities for product offerings that have available production capacity. The Specialty Chemicals Segment's project pipeline is heavily weighted with oil and gas opportunities attained through new growth market penetration efforts, which should show a positive impact during the second quarter of 2015.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment and retention costs from net income (loss). They also utilize a constant effective income tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS
Condensed Statements Of Operations

	THREE MONTHS ENDED
(unaudited)	Apr 4, 2015	Mar 29, 2014

Net sales from continuing operations
Metals Segment	$35,461,000	$33,361,000
Specialty Chemicals Segment	16,187,000	16,435,000
	$51,648,000	$49,796,000

Operating income from continuing operations
Metals Segment	$3,116,000	$3,041,000
Specialty Chemicals Segment	1,461,000	1,641,000
	4,577,000	4,682,000
Unallocated expenses
Corporate	1,022,000	897,000
Acquisition costs	440,000	(3,000)
Interest expense	359,000	266,000
Change in fair value of interest rate swap	169,000	119,000
Palmer earn-out adjustment	(2,483,000)	—

Net income from continuing operations
before income taxes	5,070,000	3,403,000
Provision for income taxes	1,432,000	1,154,000

Net income from continuing operations	3,638,000	2,249,000
Income (loss) from discontinued operations, net of tax	—	(473,000)

Net income	$3,638,000	$1,776,000

Net income per common share from continuing operations
Basic	$0.42	$0.26
Diluted	$0.42	$0.26
Net loss per common share from discontinued operations
Basic	$—	$(0.06)
Diluted	$—	$(0.06)
Average shares outstanding
Basic	8,715,000	8,690,000
Diluted	8,735,000	8,701,000
Other data:
Adjusted EBITDA (1)	$6,752,000	$5,807,000
Backlog - storage tanks	$10,792,000	$10,836,000
(1) The term Adjusted EBITDA (earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income from
Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED
(unaudited)	Apr 4, 2015	Mar 29, 2014

Consolidated
Net income from continuing operations	$3,638,000	$2,249,000
Adjustments:
Interest expense	359,000	266,000
Change in fair value of interest rate swap	169,000	119,000
Provision for income taxes	1,432,000	1,154,000
Depreciation	1,195,000	951,000
Amortization	588,000	342,000
Inventory loss from change in nickel prices	795,000	637,000
Lower of cost or market inventory adjustment	45,000	12,000
Aged inventory adjustment	390,000	—
Stock option/grant costs	142,000	80,000
Acquisition costs	440,000	(3,000)
Shelf registration costs	10,000	—
Palmer earn-out adjustment	(2,483,000)	—
Retention expense	32,000	—

Adjusted EBITDA	$6,752,000	$5,807,000
% sales	13.1%	11.7%

Adjusted EBITDA per share, diluted	$0.77	$0.67

Metals Segment
Net income from continuing operations	$3,116,000	$3,041,000
Adjustments:
Depreciation	772,000	695,000
Amortization	564,000	323,000
Inventory loss from change in nickel prices	795,000	637,000
Lower of cost or market inventory adjustment	45,000	12,000
Aged inventory adjustment	390,000	—
Stock option/grant costs	31,000	11,000
Retention expense	32,000	—

Metals Segment Adjusted EBITDA	$5,745,000	$4,719,000
% segment sales	16.2%	14.1%

Specialty Chemicals Segment
Net income	$1,461,000	$1,641,000
Adjustments:
Depreciation	402,000	234,000
Amortization	5,000	6,000
Stock option/grant costs	11,000	7,000

Specialty Chemicals Segment Adjusted EBITDA	$1,879,000	$1,888,000
% segment sales	11.6%	11.5%

Reconciliation of Income from Continuing Operations
and Earnings per Share from Continuing Operations to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED
(unaudited)	Apr 4, 2015	Mar 29, 2014

Net income from continuing operations before
taxes, as reported	$5,070,000	$3,403,000

Adjustments:
Inventory loss from change in nickel prices	795,000	637,000
Lower of cost or market inventory adjustment	45,000	12,000
Aged inventory adjustment	390,000	—
Stock option/grant costs	142,000	80,000
Acquisition costs	440,000	(3,000)
Shelf registration costs	10,000	—
Palmer earn-out adjustment	(2,483,000)	—
Retention expense	32,000	—

Adjusted income from continuing operations
before income taxes	4,441,000	4,129,000

Provision for income taxes at 34%	1,510,000	1,404,000

Adjusted net income from continuing operations	$2,931,000	$2,725,000

Average shares outstanding, as reported
Basic	8,715,000	8,690,000
Diluted	8,735,000	8,701,000

Adjusted net income from continuing operations
per common share
Basic	$0.34	$0.31
Diluted	$0.34	$0.31

Condensed Consolidated Balance Sheets
	Apr 4, 2015	Jan 3, 2015
	(unaudited)
Assets
Cash	$202,000	$27,000
Accounts receivable, net	28,918,000	29,230,000
Inventories	72,659,000	67,675,000
Sundry current assets	6,968,000	8,382,000
Total current assets	108,747,000	105,314,000

Property, plant and equipment, net	40,659,000	39,937,000
Goodwill	23,250,000	23,250,000
Intangible assets, net	16,505,000	17,002,000
Other assets	2,491,000	2,346,000

Total assets	$191,652,000	$187,849,000

Liabilities and Shareholders' Equity
Accounts payable	$12,411,000	$21,388,000
Accrued expenses	8,817,000	10,150,000
Current portion of long-term debt	4,534,000	4,534,000
Current portion of contingent consideration	2,205,000	4,660,000
Total current liabilities	27,967,000	40,732,000

Long-term debt	40,341,000	27,255,000
Long-term contingent consideration	2,616,000	2,597,000
Other long-term liabilities	7,483,000	7,811,000
Shareholders' equity	113,245,000	109,454,000

Total liabilities and shareholders' equity	$191,652,000	$187,849,000